Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lightning eMotors, Inc..

(Exact name of registrant as specified in its charter)

Table I - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued in connection with the Lightning eMotors, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	3,753,132	$5.86	$21,993,353.52	$92.70 per $1,000,000	$2,038.78
Total Offering Amounts			3,753,132		$21,993,353.52		$2,038.78
Total Fee Offsets							$0
Net Fee Due							$2,038.78

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of Common Stock that may be necessary to adjust the number of shares of Common Stock reserved for issuance pursuant to the Lightning eMotors, Inc. 2021 Equity Incentive Plan of Lightning eMotors, Inc. by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices per share of common stock as reported on the NYSE on March 30, 2022.